                       PLUSH 4 PLAY LITIGATION DISMISSED

BOULDER, CO--American Coin Merchandising, Inc. "ACMI" (NASDAQ: AMCN) today announced that the litigation that had been filed by a third party against Plush 4 Play, Inc. seeking to prevent ACMI's acquisition of Plush 4 Play has been dismissed pursuant to a settlement agreement.

American Coin Merchandising, Inc., headquartered in Boulder, Colorado, and its franchisees own and operate more that 11,000 coin-operated skill-crane machines throughout the United States. These machines dispense stuffed animals, plush toys, watches, jewelry and other items. The Company's distinctive skill-crane machines are placed in supermarkets, mass merchandisers, bowling centers, bingo halls, bars, restaurants, warehouse clubs and similar locations.